EXHIBIT 99

PRESS RELEASE

J2 Communications Further Extends Closing Date Of Letter Agreement

     Los Angeles, California...July 31, 2001.

     J2 Communications (NASDAQ: JTWO), parent company of National Lampoon, on July 31st agreed to further extend, until August 31, 2001, the date for closing the transactions contemplated by the Letter Agreement, dated March 5, among the Company, James P. Jimirro, Daniel S. Laikin and Paul Skjodt. The Company also agreed to provide Messrs. Laikin and Skjodt an option to further extend the date for closing until September 30, 2001.

     Pursuant to the extension, Messrs. Laikin and Skjodt now have until August 31st to complete the purchases of the Company’s common stock and other securities and certain other payments contemplated by the Letter Agreement. If the option is exercised, they would then have until September 30 to complete those transactions.

     Messrs. Laikin and Skjodt have paid the Company a non-refundable fee of $100,000 in consideration of the extension. If the option is exercised, Messrs. Laikin and Skjodt will pay the Company an additional $100,000 in consideration of the additional extension.

About J2 Communications

     J2 Communications (NASDAQ: JTWO), which owns National Lampoon, one of the leading brands in comedy, is an internet-based, interactive entertainment company. Nationallampoon.com, its newest comedy creation, employs cutting-edge technology to deliver its own brand of biting humor on a highly interactive comedy network created for the Internet. Showcasing hilarious new characters and features, the site debuted in 1999. The Company also sells advertising and merchandise on the site.

     National Lampoon is also active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD’s and book publishing.

For more information contact:	James P. Jimirro 310/474-5252